PHILIP M. PEAD NAMED CHIEF EXECUTIVE OFFICER
OF ECLIPSYS CORPORATION

ATLANTA, May 14, 2009 – Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today announced that Philip M. Pead has been named President and Chief Executive Officer. Mr. Pead, an Eclipsys director, was Chairman, President and Chief Executive Officer of Per-Se Technologies Inc., a provider of acute care solutions, physician outsourcing services and practice management and claims processing services, until its acquisition by McKesson in 2007. He succeeds R. Andrew Eckert, who has served as CEO and a director since 2005, and has decided to leave the company after accomplishing a number of important operational goals and following a transitional period during which he will work closely with Mr. Pead.

Mr. Eckert said: “I am proud of what we have accomplished since I joined Eclipsys nearly four years ago. We have achieved significantly improved KLAS scores for client satisfaction, improved our technology platform and products, diversified the company through acquisitions and built an industry-leading executive team. It became clear, however, that to position the company for long-term growth and capitalize on the exciting new opportunities taking shape in the healthcare sector, Eclipsys needs a leader committed to operate from Atlanta and usher the Company through the next phases of its development. Given my family ties to Silicon Valley, it was not realistic for me to continue in my role as CEO. I am pleased that Eclipsys is in the hands of an experienced executive who will help the company continue to achieve its business objectives.”

Eugene V. Fife, Chairman of Eclipsys, said: “We are delighted that Phil Pead will become CEO of Eclipsys at this time of great opportunity for the company. Our technology platform is robust, our integrated software solutions are well positioned to help our many outstanding clients capitalize on the HITECH Act, and our talented and committed employees are passionate about contributing to the quality of healthcare. Given his experience in the healthcare information technology sector and his track record of performance, value creation and leadership at Per-Se, Phil is uniquely suited to lead our company. As a member of our Board of Directors, he understands our business, and has demonstrated the knowledge, commitment and vision that give us confidence that he is the right long-term leader for Eclipsys.

“We thank Andy for his exceptional service to Eclipsys. Under his leadership, the company established itself as a major enterprise player in the healthcare IT marketplace. He has accomplished a great deal and created a solid foundation for future growth. We are grateful for his many contributions, including his efforts to ensure a seamless transition, and wish him every success in the future,” Mr. Fife concluded.

Mr. Pead said: “I am very excited by the opportunity to lead Eclipsys. The company has built an exceptional technology platform and client base, and I believe it is well-positioned to be a leader in reshaping our country’s healthcare infrastructure. I look forward to working with the Eclipsys management team and Board of Directors to continue building a culture of attentive client service, constant innovation and long-term success.”

Prior to joining Per-Se in 1997, Mr. Pead served as the Senior Vice President with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as Vice President with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of host connectivity solutions.

Mr. Pead will continue as a director of the company.

About Eclipsys
Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services that help healthcare organizations improve clinical, financial and operational outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Contact:
Jason Cigarran Vice President, Investor Relations (404) 847-5965 jason.cigarran@eclipsys.com	Dave Morgan Interim Chief Financial Officer 404-847-5980 investor.relations@eclipsys.com